                                                                    Exhibit (4)

                           FLEXIBLE PURCHASE PAYMENT
                               VARIABLE DEFERRED
                               ANNUITY CONTRACT

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To the Contract Owner:

Please read your Contract carefully. This annuity is a legal contract between you and [GE Life and Annuity Assurance Company]. We have issued this Contract in consideration of your application and the payment of the initial Purchase Payment. You, the Owner, have benefits and rights described in this Contract. The Annuitant is named in the Contract. We will make Income Payments beginning on the Annuity Commencement Date, if the Annuitant is still living on that date.

THE CONTRACT VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. DOLLAR AMOUNTS IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED.

Right to Cancel: You may return this Contract to our Home Office within 10 days after its delivery for a refund. The amount of the refund will equal the Contract Value with any adjustments required by applicable law or regulation.

                 For [GE Life and Annuity Assurance Company],

         /s/ Pamela S. Schutz                    /s/ Thomas E. Duffy
--------------------------------------  --------------------------------------
           PAMELA S. SCHUTZ                        THOMAS E. DUFFY
              PRESIDENT                               SECRETARY

                             [GE LIFE AND ANNUITY
                              ASSURANCE COMPANY]

         Flexible Purchase Payment Variable Deferred Annuity Contract
                        Nonparticipating Stock Company
              [6610 West Broad Street, Richmond, Virginia 23230]
                               [1-800-352-9910]

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Contract Data Pages

Contract Number:    [000000000]

Owner:              [The Annuitant]

[Joint Owner:       Jane Doe]

Annuitant:          [John Doe]
                        [Male] [35] Age [Last] Birthday

[Joint Annuitant:   Jane Doe]
                        [Female 35 Age Last Birthday]

Contract Date:                             [December 1, 2004]

Annuity Commencement Date:                 [December 1, 2059]

Initial Purchase Payment:                  [$10,000.00]

[Enhanced Payment Percentage:              5%]

Minimums:
   Minimum Additional Purchase Payment:    [$500.00]
   Minimum Withdrawal:                     [$1,000.00 with a Contract Value
                                           after the withdrawal of no less
                                           than $5,000.00]
   Minimum Contract Value allowed
   to remain in an Investment Option
   after a transfer from that
   Investment Option:                      [$100.00]

Charges:
   Premium Tax Rate:                       [0.00%]
   Asset Charge:
       Contract:                           [2.50% Annually]
       [Enhanced Payment Rider:            1.00% Annually]
       [Joint Annuitant:                   1.00% Annually]
       Total Asset Charge:                 [4.50% Annually (0.012614% Daily)]
   Annual Contract Charge:                 [$50.00 waived if Contract Value
                                           exceeds $50,000.00 at the time the
                                           charge is due]
   Maximum Transfer Charge:                [$50.00]

If you have a question, would like to obtain information about your Contract, or if you need assistance resolving a complaint, please contact your sales representative or call our Annuity Service Department toll free at [800-352-9910].

Contract Number: [000000000]

                         [Table of Surrender Charges]

                        [Years Since        [Surrender Charge
                   Purchase Payment Made]      Percentage]
                   ----------------------   -----------------
                  [less than 1.............         8%]
                  [1 but less than 2.......         8%]
                  [2 but less than 3.......         7%]
                  [3 but less than 4.......         6%]
                  [4 but less than 5.......         5%]
                  [5 but less than 6.......         4%]
                  [6 but less than 7.......         3%]
                  [7 but less than 8.......         2%]
                  [8 or more...............         0%]

[Free Withdrawal Amount: Each Contract Year, you may withdraw up to 10% of the total Purchase Payments made through the date of the withdrawal plus any gain without being assessed a surrender charge. The free withdrawal amount not withdrawn is not cumulative from Contract year to Contract year.

Gain is calculated as (a) plus (b) minus (c) minus (d) but not less than zero, where:

   (a) is the Contract Value on the date we receive your withdrawal or surrender request;

   (b) is the total of any withdrawals including surrender charges previously taken;

   (c) is the total of Purchase Payments made; and

   (d) is the total of any gain previously withdrawn.]

[Guarantee Account:

   Minimum Guaranteed Interest Rate:    1.50% for 7 Contract years, 3.00% for
                                        8th Contract year,
                                        redetermination on 8th Contract
                                        anniversary]

                               TABLE OF CONTENTS

        Contract Data Pages.........................................  2
        Definitions.................................................  4
        General Provisions..........................................  6
        Owner, Annuitant, Beneficiary and Payee.....................  8
        Purchase Payments...........................................  9
        Separate Account............................................ 10
        Transfers................................................... 12
        Contract Value Benefits..................................... 14
        Death Provisions............................................ 16
        Monthly Income Benefit...................................... 18
        Optional Payment Plans...................................... 20
        Copies of any riders and endorsements follow page 22.

                                  DEFINITIONS
--------------------------------------------------------------------------------

Accumulation Unit - A unit of measure used in calculating the Contract Value in each Subaccount prior to the Annuity Commencement Date.

Annuitant / Joint Annuitant - The person(s) whose age and, where appropriate, gender are used in determining the amount of Income Payments. A Death Benefit is payable on the death of any Annuitant prior to the Annuity Commencement Date.

Annuity Commencement Date - The date stated on the Contract Data Pages, unless changed after issue, on which Income Payments are scheduled to begin, if the Annuitant(s) is living on that date.

Annuity Commencement Value - The Contract Value on the day immediately preceding the Annuity Commencement Date.

Annuity Unit - A unit of measure used to calculate Variable Income Payments.

Assumed Interest Rate - The interest rate used in calculating the Variable Income Payment amounts.

Beneficiary - The person(s) or entity you name to receive death proceeds. This person(s) or entity will not receive the death proceeds if there is any Owner alive or in existence on the date of death.

Company - [GE Life and Annuity Assurance Company] (also referred to as: "we", "us" or "our").

Contingent Beneficiary - The person(s) or entity you name to receive death proceeds if no Beneficiary is living. This person(s) or entity will not receive the death proceeds if there is any Owner alive or in existence on the date of death.

Contract - This flexible purchase payment variable deferred annuity contract with any attached riders and endorsements.

Contract Date - The date the Contract is issued and becomes effective. The Contract Date is shown on the Contract Data Pages. It is used to determine Contract years and anniversaries.

Contract Value - The amount equal to the sum of all values allocated to each Investment Option.

Death Benefit - The benefit provided under the Contract on the death of any Annuitant prior to the Annuity Commencement Date.

Fixed Income Payments - Income Payments that are supported by the General Account and which do not vary in amount based on the investment experience of the Separate Account.

Fund - Any open-end management investment company or unit investment trust in which the Separate Account invests.

General Account - Assets of the Company other than those allocated to the Separate Account or any other separate account of the Company.

Home Office - Our offices at [6610 West Broad Street, Richmond, Virginia 23230].

Income Payment - One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

Investment Options - The Subaccounts that invest in available Portfolios [and any Guarantee Account provided by endorsement]. The available Portfolios are shown in the current prospectus for the Contract.

Optional Payment Plan - A plan whereby any part of death proceeds or Surrender Value can remain invested with us to provide Income Payments to a Payee.

Owner / Joint Owner - The person(s) or entity, named on the Contract Data Pages, entitled to exercise the ownership rights stated in the Contract. "You" or "your" refers to the Owner or Joint Owner.

Payee - Person or entity who receives Income Payments.

Portfolio - A series of a Fund, the assets of which are separate from other Portfolios that may be available in the Fund. Each Portfolio has its own investment objective.

Proof of Death - Documents that must be received at our Home Office before we pay death proceeds. See Death Provisions section for a list of documents.

Purchase Payment - A payment received by us and applied to this Contract. All payments must be received in United States dollars. When used in connection with this Contract, the term "Purchase Payment" means the same as the term "premium payment".

Separate Account - Our segregated asset account, [GE Life & Annuity Separate Account 4].

Settlement Age - The Annuitant(s)'s age as of his or her last birthday on the date Income Payments begin, minus an age adjustment from the Maximum Age Adjustment Table. A Settlement Age is determined for each Annuitant.

Subaccount - A Subaccount of the Separate Account, the assets of which are invested exclusively in a corresponding Portfolio.

Surrender Value - The Contract Value on the date we receive your written request for surrender in our Home Office less any premium tax and less any applicable charges and fees stated on the Contract Data Pages.

Valuation Day - Each day on which the New York Stock Exchange is open for regular trading, except for days that the Subaccount's corresponding Portfolio does not value its shares.

Valuation Period - The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

Variable Income Payments - Income Payments that vary in amount from one Income Payment to the next based on the investment experience of one or more Subaccounts.

                              GENERAL PROVISIONS
--------------------------------------------------------------------------------

Assignment

Prior to the Annuity Commencement Date, you may assign your rights under the Contract with our prior consent. An absolute assignment will change the Owner to the assignee. This Contract may be assigned as collateral security for a loan. Your rights and the rights of any Beneficiary may be affected by an assignment. A collateral assignment is not a change of Owner or Beneficiary but their rights will be subject to the terms of the assignment. A request for an assignment must be in writing and sent to our Home Office. An assignment must occur before the Annuity Commencement Date. Once our Home Office approves and records the assignment, it will become effective as of the date the written notice was signed.

We are not responsible for the validity or tax consequences of any assignment. We are not liable to the assignee for any payment or settlement made under this Contract before the assignment is recorded. Assignments will not be approved and recorded until our Home Office receives sufficient direction from you and the assignee regarding the proper allocation of Contract rights.

Entire Contract

The entire Contract consists of this Contract with any attached riders and endorsements. This Contract is a legal contract between you and us and no one else. A sales representative cannot change this Contract. We may change the Contract in order to maintain compliance with applicable state and federal law. Any change to the Contract must be in writing and approved by us. Only an authorized officer of the Company can provide approval.

Evidence of Death, Age, Gender, Marital Status or Survival

We will require Proof of Death, age, gender, marital status or survival and any other required forms before we act on Contract provisions relating to the death of any person(s), or those that are dependent upon age, gender, marital status or survival. These items must be received in our Home Office in a form satisfactory to us.

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Income Tax Qualification

This Contract is intended to qualify for tax treatment under Section 72 of the Internal Revenue Code of 1986 as amended (the "Code"). The Contract provisions will be interpreted with this intent. We reserve the right to amend this Contract as needed to maintain its tax status under the Code. We will send you a copy of any amendment.

Incontestability

We will not contest this Contract after the Contract Date.

Misstatement of Age or Gender

If any person's age or gender is misstated, any Contract benefits or proceeds will be determined using the correct age and gender. If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.

Nonparticipating

This Contract is nonparticipating. It does not share in our profits or surplus. No dividends are payable.

Premium Tax

Premium tax rates and rules vary by state and may change. We reserve the right to deduct any such tax either from your Purchase Payment when received or from benefits when paid. Benefits include payments resulting from surrender, withdrawal, Income Payments and death. The premium tax rate shown on the Contract Data Pages is the rate that was in effect in your state on the Contract Date.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable. To the extent permitted by law, proceeds are not subject to the claims of creditors or to legal process.

Statement of Values

At least annually, we will send you a Contract statement. The statement will show the Contract Value, Purchase Payments made, number of Accumulation Units, values of Accumulation Units, and Contract charges deducted during the statement period. The statement will also show any other information required by law.

Written Notice

All written notices, including Proof of Death, must be sent to our Home Office in a form satisfactory to us. All notices must include your name and the Contract number. We will not be responsible for any actions taken prior to our receipt of a valid change request. We will send correspondence relating to your Contract to your last known address.

                    OWNER, ANNUITANT, BENEFICIARY AND PAYEE
--------------------------------------------------------------------------------

Owner

The Owner is the person or entity named who may surrender the Contract and amend or modify the Contract with our consent. The Owner may exercise all other rights and benefits granted under this Contract.

Joint Owner

If the Owner is an individual, a Joint Owner may be named. The Joint Owner has an undivided interest in the Contract with the same ownership rights as the Owner. When the Joint Owner is not the Owner's spouse, consent must be obtained from both Owners when exercising rights provided under this Contract. The Joint Owner and the Owner share ownership equally with the right of survivorship. If either the Owner or Joint Owner dies the decedent's interest will pass to the survivor, subject to the Death Provisions.

Other forms of shared ownership are available if agreed upon by us.

Annuitant

An Annuitant must be named and may be a person other than the Owner. If the Annuitant dies before the Annuity Commencement Date and the Owner and Annuitant are different individuals, the Owner(s) will become the new Annuitant(s).

A Joint Annuitant may be named. If any Annuitant dies before the Annuity Commencement Date and the surviving Owner is not a non-natural entity, the selected payment option will change to a single Annuitant plan. If any Annuitant dies before the Annuity Commencement Date and the Owner is a non-natural entity, the selected payment option will end.

Beneficiary

You can name one or more Beneficiaries or Contingent Beneficiaries in an application or by sending a written notice to our Home Office.

Trust as Owner or Beneficiary

If a trust is named as an Owner or Beneficiary and subsequently exercises ownership rights or claims benefits, we will have no obligation to verify that a trust is in effect. We will have no obligation to verify that the trustee is acting within the scope of his or her authority. Payment of any benefits to the trustee or trust will release us from all obligations under the Contract to the extent of the payment. When we make a payment, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

Changing the Named Parties

An Annuitant may not be changed. All Owners must sign a request for a change in ownership prior to the Annuity Commencement Date. Any change of ownership may cause a taxable event. You may change the Beneficiary and Contingent Beneficiary at any time prior to the Annuity Commencement Date, unless such designations were irrevocable. If a Beneficiary designation is irrevocable, such designation cannot be changed or revoked without such Beneficiary's written consent. You may change the Payee.

You may change a named party by sending written notice in a form satisfactory to us at our Home Office. Upon receipt and recording, the change will take effect as of the date the written notice was signed, whether or not you are living at the time of receipt. The change will take effect without further liability as to any payment or settlement made by us before such change is recorded at our Home Office.

Any new Owner approved by us is subject to the terms and conditions of the Contract. Any new Owner must be acceptable to us.

Exercising any Ownership Rights

To exercise any ownership rights, you must send a written notice to our Home Office in a form acceptable to us.

                               PURCHASE PAYMENTS
--------------------------------------------------------------------------------

Initial Purchase Payment

The initial Purchase Payment is due on the Contract Date.

Additional Purchase Payments

Subject to our approval, you may make additional Purchase Payments at any time before the Annuity Commencement Date. The minimum additional Purchase Payment is shown on the Contract Data Pages.

Where to Send Purchase Payments

Send each Purchase Payment to our Home Office. Purchase Payments may be made electronically or by check. All Purchase Payments must be payable to [GE Life and Annuity Assurance Company].

Allocation of Purchase Payments

You may allocate Purchase Payments to one or more Investment Options. You may allocate your Contract Value to as many as [30] Subaccounts. Your allocations must be in percentages totaling 100%. Each allocation percentage must be a whole number and at least [1%]. Purchase Payments will be allocated according to your instructions that we have on file at the time of allocation.

You may change the allocation of later Purchase Payments at any time, without charge, by sending a notice to us at our Home Office. The notice must be in writing or in any form acceptable to us. The allocation will apply to Purchase Payments received after we receive the change.

                               SEPARATE ACCOUNT
--------------------------------------------------------------------------------

The Separate Account supports the operation of this Contract and certain other variable annuity contracts we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts that are not variable annuities.

We own the assets in the Separate Account. These assets are held separately from our other assets and are not part of our General Account or our other separate accounts.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is subject to Virginia laws that regulate the operations of insurance companies incorporated in Virginia. The investment policies of the Separate Account will not be changed without any required approval of the Virginia Insurance Commissioner.

Insulation of Assets

The Separate Account assets equal the reserves and other Contract liabilities supported by the Separate Account. These assets will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account, which are in excess of such reserves and other Contract liabilities.

Subaccounts

The Separate Account consists of those Subaccounts shown in the current prospectus for the Contract. The Separate Account's income, gains and losses, realized or unrealized, are credited to or charged against the Separate Account, without regard to the income, gains or losses of our General Account or of any other separate account. Each Subaccount's income, gains and losses, realized or unrealized, are credited to or charged against such Subaccount, without regard to income, gains or losses of any other Subaccount.

Each Subaccount invests exclusively in shares of a corresponding Portfolio. Shares of a Portfolio are purchased and redeemed at their net asset value per share. Any amounts of income, dividends and gains distributed from the shares of a Portfolio are reinvested in additional shares of that Portfolio at its net asset value.

Changes to the Separate Account and Subaccounts

Unless prohibited by applicable law, we may:

  .   Create new separate accounts;

  .   Combine separate accounts, including the Separate Account;

  .   Transfer assets of the Separate Account to another separate account;

  . Add new Subaccounts to or remove existing Subaccounts from the Separate Account or combine Subaccounts;

  . Make Subaccounts (including new Subaccounts) available to such classes of contracts as we may determine;

  .   Add new Funds or Portfolios or remove existing Funds or Portfolios;

  . Substitute new Portfolios for any existing Portfolio whose shares are no longer available for investment;

  . Substitute new Portfolios for any existing Portfolio which we determine is no longer appropriate in light of the purposes of the Separate Account;

  . Register or deregister the Separate Account under the Investment Company Act of 1940; and

  . Operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may, by endorsement, make such changes in this and other contracts as may be necessary or appropriate to reflect the substitution or change.

Valuation of Separate Account Assets

We will value the assets of the Separate Account each Valuation Day at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

Accumulation Units

Purchase Payments allocated to a Subaccount are converted into Accumulation Units. The number of Accumulation Units is determined by dividing the dollar amount allocated to each Subaccount by the value of the Accumulation Unit for that Subaccount for the Valuation Day on which the Purchase Payment is invested in the Subaccount. Purchase Payments allocated to a Subaccount increase the number of Accumulation Units of that Subaccount.

The events which will reduce the number of Accumulation Units of a Subaccount are as follows:

(1) withdrawals or transfers of Contract Value;

(2) surrender of the Contract;

(3) payment of death proceeds;

(4) application of Contract Value to an Income Payment option; and

(5) deduction of applicable Contract charges.

Accumulation Units are canceled as of the end of the Valuation Period in which we receive notice regarding the event.

Accumulation Unit Value

The initial Accumulation Unit value for each Subaccount was arbitrarily set by us when the Subaccount began operations. Thereafter, the value of an Accumulation Unit at the end of every Valuation Day is the value of the Accumulation Unit at the end of the previous Valuation Day multiplied by the net investment factor, as described below. On any day that is a Valuation Day, the Contract Value in a Subaccount is determined by multiplying the number of Accumulation Units in that Subaccount by the value of the Accumulation Unit for that Subaccount.

The Accumulation Unit value may change from one Valuation Period to the next.

To the extent permitted by law, we may change when we calculate the Accumulation Unit value. If we do, we will give you 30 days notice. This action may be taken if an emergency exists that makes it impractical to value the assets in the Separate Account. This action may also be taken if the Securities and Exchange Commission permits such a change.

Net Investment Factor

The net investment factor is used to measure the investment performance of a Subaccount. The net investment factor for any Subaccount for any Valuation Period is determined by (a) divided by (b), minus (c), where:

     (a) is:

         (1) the value of the assets in the Subaccount at the end of the preceding Valuation Period; plus

         (2) the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus

         (3) the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

         (4) any amount charged against the Separate Account for taxes. This includes any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account;

     (b) is the value of the assets in the Subaccount at the end of the preceding Valuation Period; and

     (c) is a daily factor for the Valuation Period representing the asset charge deducted from the Subaccount adjusted for the number of days in the Valuation Period. The rates for this charge are shown on the Contract Data Pages.

                                   TRANSFERS
--------------------------------------------------------------------------------

You may transfer amounts among the Investment Options by sending a request to our Home Office. Transfer requests must be in writing or in any form acceptable to us. Transfers will be effective as of the end of the Valuation Period during which we receive your request at our Home Office. We may not accept or we may defer transfers at any time that we are unable to purchase or redeem shares of any Portfolio. We may terminate the transfer feature at any time.

A Subaccount transfer involves a simultaneous redemption of assets from the current Subaccount and a purchase of assets of the new Subaccount. When we perform Subaccount transfers, the Contract Value on the date of the transfer will not be affected by the transfer. The number of Accumulation Units or Annuity Units added to the new Subaccount is (a) multiplied by (b), divided by
(c), where:

     (a) is the number of Accumulation Units or Annuity Units transferred out of the current Subaccount;

     (b) is the value of an Accumulation Unit or Annuity Unit of the current Subaccount; and

     (c) is the value of an Accumulation Unit or Annuity Unit of the new Subaccount.

If the amount of your Contract Value remaining in an Investment Option after the transfer is less than the minimum balance stated on the Contract Data Pages, we will transfer the remaining balance in addition to the amount requested for transfer. We will not allow a transfer into any Investment Option unless the value of that Investment Option after the transfer is at least equal to the amount stated on the Contract Data Pages.

Requests for transactions received on a Valuation Day will be considered to be received on that same Valuation Day or on the next Valuation Day, as determined in accordance with the following procedures. For each Subaccount on each Valuation Day, we process transaction orders for that Subaccount and submit the order to the Portfolio in which the Subaccount invests. In accordance with applicable Securities and Exchange Commission regulations, each Portfolio establishes a cut-off time by which the Portfolio must receive an order for it to receive the Portfolio's next-calculated net asset value per share. This time is disclosed in each Portfolio's prospectus and may change from time to time. We have established a cut-off time for each Subaccount by which we must have received a transaction order for it to receive the next-calculated unit value that is based on the next-calculated net asset value per share of the corresponding Portfolio. We set the Subaccount's cut-off time far enough in advance of the corresponding Portfolio's cut-off time to reasonably permit us to process transaction orders and submit the orders to the Portfolio by its cut-off times. There can be no assurance that we will be able to process orders in time for the orders to receive the next-calculated unit value based on the next-calculated net asset value per share of the corresponding Portfolio on every Valuation Day. We may change our cut-off times periodically. All requests for transactions that we receive for a Subaccount after the Subaccount's cut-off time in effect for a Valuation Day will be considered to be received on the next Valuation Day.

Transfer Restrictions

The Contract is not designed for individuals, advisers, professional market timing organizations or other persons whose trading strategies are designed to exploit inefficiencies in the pricing of the Portfolios in which the Subaccounts invest. We reserve the right to reject any transfer requests believed to be made for the purposes of market timing or, for any other purpose, we, in our sole discretion, determine to be potentially detrimental to other shareholders in a Portfolio. We also reserve the right, in our sole discretion, to revoke, limit or otherwise modify the privilege to submit transfer requests and/or prescribe the contents of any means by which any transfer request is delivered/ transmitted to us.

We reserve the right to modify, suspend or terminate the transfer privilege for any contract at any time for any reason. We also reserve the right to impose restrictions on your ability to transfer Contract Value between or among Subaccounts. The current prospectus, will disclose the details of such restrictions. Such restrictions may include, but are not limited to, the requirement of a minimum time period between each transfer or limiting the dollar amount that can be transferred to and from the Subaccounts at any one time. We reserve the right to refuse any transfer instructions that, in our judgment and in our sole discretion, may be harmful to the Separate Account, any Subaccount or underlying Portfolio, or to other contract owners.

Subject to our right to modify, suspend or terminate the transfer privilege, you may transfer Contract Value between the Subaccounts. Transfers are subject to the following:

     (1) the transfer request must be by written request or another form acceptable by us;

     (2) the transfer is to a Subaccount or any other available Investment Option provided by endorsement; and

     (3) the deduction of any transfer fees that we may impose.

You may make [12] transfers per calendar year without charge. Each requested transfer after the [12th] transfer may be assessed a transfer fee. The maximum transfer fee is shown on the Contract Data Pages. A transfer fee, if imposed, will be deducted from the Investment Option from which the transfer is made. If a transfer is made from more than one Investment Option at the same time, the transfer fee will be deducted pro-rata from the value in such Investment Option(s).

We will notify you in writing of any action taken to restrict transfer privileges.

Portfolio Redemption Fees

A Portfolio may impose a redemption charge on Subaccount assets that are redeemed from the Portfolio in connection with a transfer. The Portfolio determines the amount of the redemption charge. The charge is retained by or paid to the Portfolio. The charge is not retained by or paid to us. The redemption charge may affect the number and/or value of Accumulation Units or Annuity Units transferred out of the Subaccount that invests in that Portfolio and may affect Contract Value.

                            CONTRACT VALUE BENEFITS

The Contract Value is the total value of all Investment Options under the Contract. On the date the initial Purchase Payment is received by our Home Office, the Contract Value equals the initial Purchase Payment.

Contract Value of the Separate Account

At the end of each Valuation Period after the Contract Date, the Contract Value allocated to each Subaccount is (a) plus (b) plus (c) minus (d) minus (e) minus
(f) minus (g) minus (h), where:

     (a) is the Contract Value allocated to the Subaccount at the end of the preceding Valuation Period, multiplied by the Subaccount's net investment factor for the current Valuation Period;

     (b) is Purchase Payments allocated to the Subaccount during the current Valuation Period;

     (c) is any amount transferred into the Subaccount during the current Valuation Period;

     (d) is any amount transferred out of the Subaccount during the current Valuation Period;

     (e) is any Contract charges incurred during the current Valuation Period and allocated to that Subaccount;

     (f) is any withdrawal made from the Subaccount during the current Valuation Period;

     (g) is any premium tax deductions allocated to that Subaccount; and

     (h) is Contract Value that has been applied to an Income Payment plan.

Annual Contract Charge

We may deduct a Contract charge as shown on the Contract Data Pages. The charge will be deducted on each Contract anniversary or the date the Contract is surrendered, if earlier. The charge will be deducted from the Subaccounts on a prorata basis. The deduction will be treated as a withdrawal from the Contract Value. We will waive this charge if the Contract Value at the time the charge is due exceeds the minimum Contract Value shown on the Contract Data Pages.

Asset Charge

An asset-based charge is deducted from each Subaccount. The charge is assessed on a daily basis and reduces the value of Accumulation Units and Annuity Units. This charge is equal, on an annual basis, to a percentage, shown on the Contract Data Pages, of the average daily net assets of each Subaccount.

Joint Annuitant Charge

If a Joint Annuitant is shown on the Contract Data Pages, there will be a daily asset charge for this benefit. This charge is added to the Contract's daily asset charge and applied against all amounts in the Subaccounts. The charge is shown on the Contract Data Pages. The charge will never exceed [1%] annually. There will be no further charge if the Contract is changed to a single Annuitant due to the death of an Annuitant.

Surrender

You can surrender this Contract by sending the Contract and a written request in a form satisfactory to us to our Home Office. Once Income Payments begin, you may not surrender your Contract. The amount payable is the Surrender Value as of the date we receive the request. You may elect to have the Surrender Value paid in a single sum or under an Optional Payment Plan.

Withdrawal

You may take a withdrawal from the Contract Value prior to the Annuity Commencement Date. The allowable withdrawal amount is subject to limitations as shown on the Contract Data Pages. The amount payable to you will be the amount of the withdrawal, less any premium tax.

You may tell us how to deduct the withdrawal from the Investment Options. If you do not, the withdrawal will be deducted from the Investment Options on a prorata basis. A Portfolio may impose a redemption charge on Subaccount assets that are redeemed from the Portfolio in connection with a withdrawal. The Portfolio determines the amount of the redemption charge. The charge is retained by or paid to the Portfolio. The charge is not retained by or paid to us. The redemption charge may affect the number and/or value of Accumulation Units withdrawn from the Subaccount that invests in that Portfolio and may affect Contract Value.

Deferment of Payments

We will make payment within seven days from the date of withdrawal or surrender. We will make payment of a lump sum claim settlement within seven days from the receipt of Proof of Death. We may defer these payments when:

  . the New York Stock Exchange is closed other than customary weekend and holiday closings; or

  . the Securities and Exchange Commission restricts trading on the New York Stock Exchange; or

  . the Securities and Exchange Commission permits postponement for the protection of contract owners; or

  . the Securities and Exchange Commission determines an emergency exists. Due to the emergency, disposal of securities or the determination of the values of net assets of the Separate Account is not reasonably practical.

We have the right to defer payment that is derived from any amount recently paid to us by check or draft. We will make payment when we are satisfied the check or draft has been paid by the bank on which it is drawn.

                               DEATH PROVISIONS
--------------------------------------------------------------------------------

Amount Payable When Death Occurs Before Annuity Commencement Date

Amount Payable upon the Death of an Owner or Joint Owner Who Is Not Also an
Annuitant: The amount payable is the Contract Value on the first Valuation Day that we have received Proof of Death.

Death Benefit Provisions upon the Death of an Annuitant or Joint Annuitant: The amount payable (the "Death Benefit") is the Contract Value on the first Valuation Day that we have received Proof of Death.

When Distribution of Death Proceeds Is Required

The Distribution Rules stated below are intended to maintain the status of this Contract as an annuity contract under federal income tax law. In certain circumstances federal tax law provides distribution rules for the designated beneficiary to follow instead of the Distribution Rules in the Contract. If the designated beneficiary is not following alternate distribution rules, the Distribution Rules will apply. Except as described below and in the Distribution Rules provisions, a distribution is required at the first death of:

     (1) any Owner; or

     (2) any Annuitant if any Owner is a non-natural entity.

Proof of Death

Proof of Death documents are:

     (1) a certified copy of a death certificate or certified copy of a decree from a court of competent jurisdiction stating the finding of death;

     (2) any required forms that contain information necessary to pay a designated beneficiary(ies); and

     (3) written payment instructions in a form acceptable to us.

Proof of Death will have been received on the first Valuation Day when we have all of the applicable Proof of Death documents.

Designated Beneficiary When Death Occurs Before Annuity Commencement Date

At the first death of (a) or (b), where:

     (a) is any Owner; and

     (b) is any Annuitant if any Owner is a non-natural entity;

all members of the class first listed below having a member alive or in existence on the date of that death is the designated beneficiary:

     (1) Owner or Joint Owner;

     (2) Beneficiary;

     (3) Contingent Beneficiary; or

     (4) Owner's or Joint Owner's estate.

All surviving Owners will be the designated beneficiaries of this Contract, without regard to any Beneficiary selections made by you.

Unless you request otherwise, any proceeds will be paid in equal shares to one or more designated beneficiaries who survive the deceased person. The distribution rules will be applied as if each designated beneficiary's portion were a separate contract. If a designated beneficiary dies prior to filing a death claim, death proceeds will be paid to that designated beneficiary's estate. A designated beneficiary may choose one of the payment choices below, subject to the distribution rules below.

How to File a Claim When Death Occurs Before Annuity Commencement Date

You should notify us immediately upon the death of an Owner or an Annuitant. We have the right to request that all notifications of death be immediately followed by written notice. Upon initial notice, no additional Purchase Payments will be accepted. Upon initial notification, we will transfer all assets in the Subaccounts to the Subaccount investing in the Money Market Fund. Assets will remain in that Money Market Fund until Proof of Death and instructions to change your investment allocations are received in a form acceptable to us.

Distribution Rules When Death Occurs Before Annuity Commencement Date

If a designated beneficiary is the surviving spouse of the deceased Owner, the surviving spouse may receive the proceeds under one of the payment choices listed below, or instead may elect to continue his or her portion of the Contract as the new Owner. For purposes of these Distribution Rules only, marriage will be determined in accordance with federal law. Any previous Beneficiary designation will continue unless changed by the new Owner. If the deceased person was also an Annuitant, the surviving spouse will automatically become the new sole Annuitant replacing any other surviving Annuitant. At the death of the surviving spouse, this Contract continuation provision may not be used again. The provision below entitled "If the designated beneficiary is not the surviving spouse" must be used instead.

If the designated beneficiary is not the surviving spouse of the deceased person, this Contract cannot be continued indefinitely. Instead, the proceeds must be distributed under one of the payment choices listed below.

If no choice is made by a designated beneficiary within 60 days following receipt of a certified death certificate, payments will default to payment choice (3).

Payment Choices

     (1) Apply the proceeds to provide income under Optional Payment Plan 1. The first Income Payment must be made no later than one year after the date of death. The period certain must not exceed the designated beneficiary's life expectancy as determined by the Internal Revenue Service. The designated beneficiary becomes the Owner and Annuitant under the Optional Payment Plan provisions.

     (2) Receive the proceeds in one payment upon receipt of Proof of Death.

     (3) Set the Contract Value to be equal to the death proceeds as of the first Valuation Day that we have received Proof of Death. At any time during the five-year period following the date of death, a partial or full distribution may be taken from the Contract. The Contract Value as of the date of the distribution request will be the amount payable. We will pay in one payment any Contract Value remaining at the earlier of the end of the five-year period or at the death of the designated beneficiary.

Distribution Rules When Death Occurs On Or After Annuity Commencement Date

If any Owner or Annuitant dies on or after the Annuity Commencement Date, payments will be made as stated in the Monthly Income Benefit section. These payments will be distributed at least as rapidly as under the method of distribution being used as of the date of death.

                            MONTHLY INCOME BENEFIT
--------------------------------------------------------------------------------

Monthly Income

We will pay you, unless another Payee is designated, a Variable Income Payment for a guaranteed minimum period beginning on the Annuity Commencement Date. Other plans may be available upon request.

For a single Annuitant, payments will be made automatically under a Life Income with 10 Year Period Certain plan. Other plans may be available upon request. Under this plan, if the Annuitant lives longer than 10 years, payments will continue for his or her life. If the Annuitant dies before the end of 10 years, the remaining payments for the 10-year period will continue to you or to another Payee you have designated.

For Joint Annuitants, payments will be made automatically under a Joint Life and Survivor Income with 10 Year Period Certain plan. Other plans may be available upon request. On the death of the first Annuitant, the monthly income benefit will continue to be made for as long as the survivor lives. If both Annuitants die before the end of 10 years, the remaining payments for the 10-year period will continue to you or to another Payee you have designated.

On the Annuity Commencement Date, you may elect to receive the Surrender Value in a lump sum instead of receiving a monthly income. If we pay the Surrender Value in one payment, we will have no further obligation under the Contract.

How Monthly Income is Determined

Initial Monthly Income Payments: The initial Income Payment under the automatic monthly payment plan is

     (a) multiplied by (b) divided by (c), where: (a) is the monthly payment rate per $1,000, shown under the Optional Payment Plans for Life Income with 10 Year Period Certain, using the gender(s) of the Annuitant(s) and Settlement Age(s) of the Annuitant(s) on the Annuity Commencement Date;

     (b) is the Annuity Commencement Value; and

     (c) is $1,000.

For purposes of this section, monthly payment rates are based on the [Annuity 2000 Mortality Table], using an Assumed Interest Rate of [3%].

Income Payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by written notice. If any payment made more frequently than annually is less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. If the annual payment would be less than $100, we will pay the Annuity Commencement Value and the Contract will terminate on the Annuity Commencement Date.

Subsequent Monthly Income Payments: Subsequent payments are determined by means of Annuity Units. The amount may be greater or less than the initial payment.

The number of Annuity Units will be determined on the Annuity Commencement Date. The number will not change unless a transfer is made. The number of Annuity Units for a Subaccount is (a) divided by (b), where:

     (a) is the portion of the first payment from that Subaccount; and

     (b) is the Annuity Unit value for that Subaccount on the day the first payment is due.

Each subsequent payment is equal to the sum of payments for each Subaccount. The payment for a Subaccount is the number of Annuity Units for that Subaccount multiplied by the Annuity Unit value for that Subaccount on the monthly anniversary of the Annuity Commencement Date.

We guarantee that each subsequent payment will not be affected by variations in mortality experience from the mortality assumptions on which the first payment is based.

Determination of Annuity Unit Value: The Annuity Unit value of each Subaccount for any Valuation Period is equal to the Annuity Unit value for that Subaccount for the preceding Valuation Period multiplied by the product of (a) and (b), where:

     (a) is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated; and

     (b) is an Assumed Interest Rate factor equal to [.99991902] raised to a power equal to the number of days in the Valuation Period.

The Assumed Interest Rate factor in (b) is the daily equivalent of dividing
(i) one by (ii) one plus the Assumed Interest Rate of [3%]. If a plan with a different Assumed Interest Rate is used to determine the initial payment, a different Assumed Interest Rate factor will be used to determine subsequent payments.

Annuity Commencement Date

The Annuity Commencement Date is provided on the Contract Data Pages, unless changed after issue. You may change the Annuity Commencement Date to any date at least [13 months after the Contract Date]. The Annuity Commencement Date cannot be a date later than the Contract anniversary on which the Annuitant, or younger of the Annuitants, reaches age 90 unless we approve a later date. To make a change, send us written notice before the Annuity Commencement Date then in effect. If you change the Annuity Commencement Date, Annuity Commencement Date will then mean the new Annuity Commencement Date you selected.

                            OPTIONAL PAYMENT PLANS
--------------------------------------------------------------------------------

Optional Payments

Death proceeds or Surrender Value may be paid in one payment. Subject to the rules stated below, any part of the death proceeds or Surrender Value (other than Annuity Commencement Value) can be left with us and paid under an Optional Payment Plan. If you choose to do so, the proceeds less any premium tax will be applied to calculate the Income Payment. Upon your death, if you have not chosen a plan for the payment of the death proceeds, the designated beneficiary may choose a plan.

The following Optional Payment Plan rules apply:

  .   Our consent must be obtained if any Payee is not a natural person.

  .   Death proceeds must conform to the rules in the Death Provisions section.

  . If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue.

  . We must receive written notice in our Home Office of any choice or change of plan.

  .   The amount of each payment must be at least $100.

  . Fixed Income Payments will begin on the Annuity Commencement Date or on a date selected by the designated beneficiary.

  . Variable Income Payments will begin within seven days after the date payments would begin under the corresponding fixed option.

Fixed Income Options

Optional Payment Plans 1 and 2 are available as fixed income options. Any amount left with us under a fixed income option will be transferred to our General Account. Payments made will equal or exceed those required by the state where this Contract is delivered.

Variable Income Options

Optional Payment Plans 1 and 2 are available as variable income options. This means that Income Payments after the first will reflect the investment experience of the Subaccounts. No minimum amount is guaranteed.

Payment Plans

The fixed income options are shown below. The monthly payment rate is based on the [Annuity 2000 Mortality Table], using an Assumed Interest Rate of [3%]. Variable income options, with an Assumed Interest Rate of [3%], have the same initial monthly payment rate per $1000 as the fixed income options shown below. The calculation of subsequent Variable Income Payments is described in the Monthly Income Benefit section. Other plans may be available upon request.

Plan 1. Life Income with Period Certain: We will make Income Payments for a guaranteed minimum period to a Payee. If the Annuitant lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments are determined according to the table below. If the Annuitant dies before the end of the minimum period, the remaining payments for the minimum period will continue to the Payee.

                                 Plan 1 Table
        Monthly payment rates for each $1,000 of proceeds under Plan 1.

                                Male                      Female
                     -------------------------- --------------------------
                     10 Years 15 Years 20 Years 10 Years 15 Years 20 Years Settlement Age Certain Certain Certain Certain Certain Certain
      -------------- -------- -------- -------- -------- -------- --------
            35         3.36     3.35     3.34     3.23     3.23     3.22
            40         3.55     3.54     3.52     3.39     3.38     3.37
            45         3.79     3.76     3.73     3.59     3.58     3.56
            50         4.08     4.04     3.98     3.84     3.82     3.78
            51         4.15     4.10     4.03     3.90     3.87     3.84
            52         4.22     4.17     4.09     3.96     3.93     3.89
            53         4.29     4.23     4.15     4.02     3.99     3.94
            54         4.37     4.30     4.21     4.09     4.06     4.00
            55         4.45     4.38     4.27     4.16     4.12     4.06
            56         4.54     4.46     4.33     4.24     4.19     4.12
            57         4.63     4.54     4.39     4.32     4.27     4.19
            58         4.73     4.62     4.46     4.40     4.34     4.25
            59         4.83     4.70     4.52     4.49     4.42     4.32
            60         4.93     4.79     4.59     4.58     4.51     4.39
            61         5.05     4.88     4.66     4.68     4.59     4.46
            62         5.16     4.98     4.72     4.79     4.68     4.53
            63         5.29     5.08     4.79     4.90     4.78     4.60
            64         5.42     5.17     4.85     5.01     4.88     4.67
            65         5.55     5.27     4.91     5.14     4.98     4.75
            66         5.69     5.38     4.97     5.26     5.08     4.82
            67         5.84     5.48     5.03     5.40     5.19     4.89
            68         5.99     5.58     5.09     5.55     5.30     4.95
            69         6.15     5.68     5.14     5.70     5.41     5.02
            70         6.31     5.78     5.19     5.86     5.53     5.08
            71         6.47     5.88     5.23     6.02     5.64     5.14
            72         6.64     5.97     5.27     6.20     5.75     5.19
            73         6.81     6.07     5.31     6.38     5.86     5.24
            74         6.99     6.15     5.34     6.57     5.97     5.29
            75         7.16     6.24     5.37     6.76     6.08     5.33
            76         7.34     6.32     5.40     6.96     6.17     5.36
            77         7.52     6.39     5.42     7.16     6.27     5.39
            78         7.69     6.46     5.44     7.36     6.35     5.42
            79         7.86     6.52     5.46     7.56     6.43     5.44
            80         8.03     6.57     5.47     7.76     6.50     5.45
            81         8.19     6.62     5.48     7.95     6.56     5.47
            82         8.34     6.67     5.49     8.13     6.62     5.48
            83         8.48     6.70     5.50     8.31     6.67     5.49
            84         8.62     6.74     5.50     8.47     6.71     5.50
            85         8.75     6.76     5.50     8.62     6.74     5.50

           Values for ages not shown will be furnished upon request.

Plan 2 Joint Life and Survivor Income with 10 Year Period Certain: We will make monthly payments for a guaranteed minimum period of 10 years to a Payee. Each Annuitant's Settlement Age must be at least 35 when payments begin. Payments will continue as long as either Annuitant is living. If both Annuitants die before the end of 10 years, the remaining payments for the 10-year period will continue to the Payee.

                                 Plan 2 Table
        Monthly payment rates for each $1,000 of proceeds under Plan 2.

                                       Female Settlement Age
                       ------------------------------------------------------
   Male Settlement Age  35   40   45   50   55   60   65   70   75   80   85
   ------------------- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----
           35          3.07 3.13 3.19 3.24 3.28 3.33 3.39 3.49 3.64 3.85 4.16
           40          3.11 3.19 3.27 3.34 3.40 3.46 3.52 3.60 3.73 3.93 4.22
           45          3.15 3.25 3.35 3.45 3.54 3.61 3.68 3.76 3.87 4.04 4.31
           50          3.17 3.29 3.42 3.55 3.67 3.79 3.89 3.98 4.08 4.22 4.45
           55          3.20 3.32 3.47 3.63 3.80 3.97 4.12 4.25 4.36 4.48 4.68
           60          3.24 3.36 3.51 3.70 3.91 4.14 4.36 4.56 4.72 4.86 5.02
           65          3.31 3.41 3.56 3.76 4.00 4.29 4.59 4.89 5.15 5.35 5.52
           70          3.42 3.50 3.62 3.81 4.07 4.40 4.78 5.20 5.60 5.92 6.15
           75          3.58 3.63 3.73 3.90 4.14 4.49 4.93 5.46 6.01 6.50 6.85
           80          3.80 3.84 3.92 4.05 4.25 4.58 5.05 5.65 6.34 7.01 7.53
           85          4.12 4.15 4.21 4.30 4.46 4.73 5.16 5.78 6.57 7.39 8.05

Values for ages not shown, for two males or two females will be furnished upon request.

                         Maximum Age Adjustment Table
         The actual age adjustment may be less than the number shown.

                           Year Income Payments Begin
                           -------------------------- Maximum Age
                           After       Prior To       Adjustment
                           -----       --------       -----------
                           2000          2026              5
                           2025          2051             10
                           2050           --              15

                           FLEXIBLE PURCHASE PAYMENT
                      VARIABLE DEFERRED ANNUITY CONTRACT

--------------------------------------------------------------------------------

                             [GE LIFE AND ANNUITY
                              ASSURANCE COMPANY]

                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
                    VARIABLE INCOME WITH GUARANTEED MINIMUM
              IMMEDIATE AND DEFERRED VARIABLE ANNUITY ENDORSEMENT

--------------------------------------------------------------------------------

This endorsement is added to the Contract. This endorsement provides for variable Income Payments with a Guaranteed Payment Floor if your Annuity Commencement Date is on or after the Earliest Income Date. The Guaranteed Payment Floor increases with each Purchase Payment, may increase as of the Annuitant's birthday and will decrease with each Gross Withdrawal. If there is an Annuitant and a Joint Annuitant, we will use the Annuitant's Attained Age to determine the Earliest Income Date and the Guaranteed Payment Floor.

All endorsement terms will have the same meaning as under the Contract, unless otherwise provided.

Adjustment Account - The account that is established when Monthly Income is calculated on the Annuity Commencement Date.

Annual Income Amount - The sum of Annual Income Amounts determined for each Subaccount. The Annual Income Amount for a Subaccount is equal to the number of Annuity Units of that Subaccount multiplied by the Annuity Unit value for that Subaccount on the first Valuation Day of each Annuity Year.

Annuity Year - Each one-year period beginning on the Annuity Commencement Date or the annual anniversary of the Annuity Commencement Date.

Attained Age - On any date, an individual's age on December 31 of last year.

Commutation Value - A lump sum payment you receive if you terminate the Contract after the Annuity Commencement Date.

Earliest Income Date - The earliest date you may receive variable income with a Guaranteed Payment Floor under this endorsement. This date is shown on the Contract Data Pages. Gross Withdrawal - An amount withdrawn from Contract Value including any surrender charge, any taxes withheld and any premium taxes.

Guaranteed Payment Floor--The guaranteed amount of annual income as of the Annuity Commencement Date for the Annuitant.

Guaranteed Payment Floor Factor - The factor used to calculate the Guaranteed Payment Floor purchased with each Purchase Payment.

Joint Guaranteed Payment Floor - The guaranteed amount of annual income as of the Annuity Commencement Date for Joint Annuitants. The Joint Guaranteed Payment Floor is the Guaranteed Payment Floor multiplied by the applicable Joint Adjustment Factor shown on the Contract Data Pages.

Joint Adjustment Factor - The factor on the Contract Data Pages based on the Annuitant's Attained Age less the Joint Annuitant's Attained Age.

Level Income Amount - The amount that would result from applying the Annual Income Amount to a 12-month, period certain, fixed single payment immediate annuity made available to this endorsement. We will declare the interest rate at the start of each Annuity Year.

Monthly Income - The amount as determined by this endorsement paid by us each month to an Annuitant on and after the Annuity Commencement Date. The amount remains constant throughout an Annuity Year. This amount may increase or decrease each Annuity Year.

Guaranteed Payment Floor

Your Purchase Payment purchases a minimum guaranteed amount of annual income paid monthly beginning on or after the Annuity Commencement Date.

Establishing the Initial Guaranteed Payment Floor: Your initial Guaranteed Payment Floor is shown on the Contract Data Pages. All or part of the initial Guaranteed Payment Floor may have been carried over from another annuity contract. Purchase Payments that do not benefit from a higher carried-over Guaranteed Payment Floor will receive an initial Guaranteed Payment Floor determined by multiplying these Purchase Payments by the Guaranteed Payment Floor Factor for the Annuitant's Attained Age. The table of Guaranteed Payment Floor Factors in effect on the Contract Date is shown on the Contract Data Pages. The Guaranteed Payment Floor does not change unless there is an additional Purchase Payment, a Gross Withdrawal, a step-up of Guaranteed Payment Floor or the death of an Owner, as described below.

Impact of Additional Purchase Payment(s) on the Guaranteed Payment Floor: Your Guaranteed Payment Floor will be increased when an additional Purchase Payment is applied. The amount of increase in the Guaranteed Payment Floor will be
(a) multiplied by (b), where:

     (a) is the additional Purchase Payment amount; and

     (b) is the Guaranteed Payment Floor Factor for the Annuitant's Attained Age on the Valuation Day the Purchase Payment is applied to the Contract.

If we agree, the above increase may be greater if a Guaranteed Payment Floor amount is carried over from another annuity contract.

We reserve the right to change the table of Guaranteed Payment Floor Factors as of January 1st of each calendar year. We will send you the new table before the effective date of the change. Any change in the Guaranteed Payment Floor Factors will apply to Purchase Payments received on or after that date. Any change in the Guaranteed Payment Floor Factors will not affect your Guaranteed Payment Floor purchased before the effective date of the change.

Step-up of Guaranteed Payment Floor: Your Guaranteed Payment Floor may increase each year on the Annuitant's birthday. If the Annuitant's birthday does not fall on a Valuation Day, we will calculate the increase, if any, on the next Valuation Day. The Guaranteed Payment Floor on that date is equal to the greater of (a) and (b) where:

     (a) is the Guaranteed Payment Floor prior to the Annuitant's birthday; and

     (b) is (i) multiplied by (ii), where:

         (i) is the Guaranteed Payment Floor Factor on the Annuitant's birthday for the Annuitant's Attained Age; and

         (ii)is the Contract Value on the first Valuation Day on or after the Annuitant's birthday.

Impact of Gross Withdrawal on the Guaranteed Payment Floor: The Guaranteed Payment Floor will be adjusted to reflect the amount withdrawn by reducing the Guaranteed Payment Floor in the same proportion that the Contract Value is reduced by the Gross Withdrawal.

The Guaranteed Payment Floor is zero if the Annuity Commencement Date is prior to the Earliest Income Date.

If on the Annuity Commencement Date there is a Joint Annuitant, the Guaranteed Payment Floor will be the Joint Guaranteed Payment Floor.

Monthly Income

We will begin making Monthly Income payments to you on the Annuity Commencement Date. The Annuity Commencement Date under this endorsement may be any Valuation Day after the first Valuation Day under the Contract. Prior to the date that Monthly Income begins, the Annuity Commencement Date may be changed to any Valuation Day after the first Valuation Day under the Contract. In order to maintain benefits under this endorsement, the Annuity Commencement Date must be on or after the Earliest Income Date. Monthly Income will not vary during an Annuity Year.

The income plan on the Contract Date is shown on the Contract Data Pages. Other income plans may be available upon request. However, if you change your income plan to another income plan, the Guaranteed Payment Floor under this endorsement is zero. Adding a Joint Annuitant is not considered a change in income plan. We will not accept requests to change your income plan after the Annuity Commencement Date.

Monthly Income payments will be paid pursuant to your income plan. For a single Annuitant, if the Annuitant lives longer than the period certain of the income plan, payments will continue for his or her life. If the Annuitant dies before the end of the period certain, the remaining payments for the period certain will continue to you or to another Payee you have designated. For Joint Annuitants, on the death of the first Annuitant, payments will continue to be paid for as long as the survivor lives. If both Annuitants die before the end of the period certain, the remaining payments for the period certain will continue to you or to another Payee you have designated.

How Monthly Income Is Determined

Initial Monthly Income: The initial Monthly Income is the greater of (i) the Guaranteed Payment Floor divided by twelve and (ii) the Level Income Amount. The Annual Income Amount is used to determine the Level Income Amount. The Level Income Amount is the monthly amount that would result from applying the Annual Income Amount to a twelve month, period certain, fixed single payment immediate annuity made available to this Contract.

The initial Annual Income Amount for the Subaccounts is equal to (a) multiplied by (b), divided by (c), where:

     (a) is the annual payment rate per $1,000 for your income plan using the Settlement Age(s) of the Annuitant and any Joint Annuitant as of the Annuity Commencement Date;

     (b) is the Annuity Commencement Value less any premium tax; and

     (c) is $1,000.

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

For purposes of this section, annual payment rates are based on the [Annuity 2000 Mortality Table], using an Assumed Interest Rate of [3%]. The following tables have annual payment rates per $1,000 for a Life Income with 20 Year Period Certain Plan and a Joint Life and Survivor Income with 20 Year Period Certain Plan.

              Life Income with 20 Year Period Certain Plan Table

Annual payment rates for each $1,000 of Annuity Commencement Value less any applicable premium tax.

      Age*         20 Years Certain Age* 20 Years Certain Age* 20 Years Certain
      ----         ---------------- ---- ---------------- ---- ----------------
       55               47.74        62       53.22        69       59.08
       56               48.46        63       54.07        70       59.83
       57               49.20        64       54.92        71       60.55
       58               49.96        65       55.78        72       61.21
       59               50.75        66       56.63        73       61.82
       60               51.56        67       57.46        74       62.37
       61               52.38        68       58.28        75       62.86
--------
* Age means settlement age. Values for ages not shown will be furnished upon request.

     Joint Life and Survivor Income with 20 Year Period Certain Plan Table

Annual payment rates for each $1,000 of Annuity Commencement Value less any applicable premium tax.

                                             Settlement Age
                   Settlement         -----------------------------
                      Age              55    60    65    70    75
                      ---             ----- ----- ----- ----- -----
                       55             43.75 45.17 46.29 47.05 47.48
                       60             45.17 47.22 48.99 50.30 51.07
                       65             46.29 48.99 51.55 53.61 54.91
                       70             47.05 50.30 53.61 56.49 58.44
                       75             47.48 51.07 54.91 58.44 60.96

           Values for ages not shown will be furnished upon request.

                         Maximum Age Adjustment Table

Settlement Age: The Annuitant(s)'s age as of his or her last birthday on the date Monthly Income begins, minus an age adjustment from the Maximum Age Adjustment Table. A Settlement Age is determined for each Annuitant. The actual age adjustment may be less than the number shown.

                           Year Income Payments Begin
                           -------------------------- Maximum Age
                           After       Prior To       Adjustment
                           -----       --------       -----------
                           2005          2011              5
                           2010          2026             10
                           2025           --              15

On the Annuity Commencement Date, if any Monthly Income would be $100 or less, we reserve the right to reduce the frequency of payments to an interval that would result in each amount being at least $100. If the annual payment would be less than $100, we will pay the Annuity Commencement Value and the Contract will terminate on the Annuity Commencement Date.

Subsequent Monthly Income: Monthly Income in subsequent Annuity Years will be calculated annually as of the first Valuation Day of each Annuity Year. Monthly Income in subsequent Annuity Years is the greater of (a) and (b), where:

     (a) is the subsequent Level Income Amount, minus any value in the Adjustment Account as of the date the last Monthly Income was paid divided by twelve; and

     (b) is the Guaranteed Payment Floor divided by twelve.

The Annual Income Amount is used to determine the Level Income Amount. The Annual Income Amount in subsequent Annuity Years is determined by means of Annuity Units. The number of Annuity Units will be determined on the Annuity Commencement Date. The number will not change unless a transfer is made. The number of Annuity Units for a Subaccount is (a) divided by (b), where:

     (a) is the initial Annual Income Amount from that Subaccount; and

     (b) is the Annuity Unit value for that Subaccount as of the Annuity Commencement Date.

The Annual Income Amount for a Subaccount in each subsequent Annuity Year is the number of Annuity Units for that Subaccount multiplied by the Annuity Unit value for that Subaccount on the first Valuation Day of each Annuity Year. The Annual Income Amount in each subsequent Annuity Year is equal to the sum of Annual Income Amounts for each Subaccount.

The Annual Income Amount may be greater or less than the Annual Income Amount in the first Annuity Year. We guarantee that Annual Income Amount in subsequent Annuity Years will not be affected by variations in mortality experience from the mortality assumptions on which the Annual Income Amount in the first Annuity Year is based.

Determination of Annuity Unit Value: The Annuity Unit value of each Subaccount for any Valuation Period is equal to the Annuity Unit value for that Subaccount for the preceding Valuation Period multiplied by the product of (a) and (b), where:

     (a) is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated; and

     (b) is an Assumed Interest Rate factor equal to [.99991902] raised to a power equal to the number of days in the Valuation Period.

The Assumed Interest Rate factor in (b) is the daily equivalent of dividing
(i) one by (ii) one plus the Assumed Interest Rate of [3%]. If a plan with a different Assumed Interest Rate is used to determine the initial payment, a different Assumed Interest Rate factor will be used to determine subsequent payments.

Adjustment Account: An Adjustment Account is established on the Annuity Commencement Date. The value of the Adjustment Account on the Annuity Commencement Date is the greater of (a) and (b), where:

     (a) is zero; and

     (b) is the Guaranteed Payment Floor, minus twelve multiplied by the initial Level Income Amount.

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

The value of the Adjustment Account in subsequent Annuity Years is the greater of (a) and (b), where:

     (a) is zero; and

     (b) is the value of the Adjustment Account as of the prior Annuity Year, plus twelve multiplied by the Monthly Income for the current Annuity Year, minus twelve multiplied by the Level Income Amount for the current Annuity Year.

Commutation Provision

After the Annuity Commencement Date, you may request to terminate your Contract and receive the Commutation Value in a lump sum. After this payment, Monthly Income will end.

The Commutation Value will be (a) minus (b), where:

     (a) is the present value of the Annual Income Amount for the number of years remaining in the period certain as of the effective date of the lump sum payment; and

     (b) is the Adjustment Account as of the effective date of the lump sum payment.

Present value will be calculated using the Assumed Interest Rate plus the total asset charge for the Contract. The effective date of the lump sum payment will be the Valuation Day that we receive a written request to apply this provision in a form acceptable to us, at our Home Office.

Death Provisions

Upon notification of death of an Owner or Annuitant, assets will remain in the Investment Options until Proof of Death and instructions to change the investment allocations are received in a form acceptable to us.

Distribution Rules When Death Occurs Before Annuity Commencement Date

If a designated beneficiary is the surviving spouse of the deceased Owner, the surviving spouse may continue his or her portion of the Contract as the Owner. If the surviving spouse elects to continue the Contract, the terms of the Contract will continue except that:

     (a) the Guaranteed Payment Floor will be the Joint Guaranteed Payment Floor determined as of the date of death of the Owner;

     (b) no additional Purchase Payments will be accepted; and

     (c) there will be no further step-up of the Guaranteed Payment Floor.

If a designated beneficiary is an Owner, but is not the surviving spouse of the deceased Owner, the surviving Owner may receive death proceeds as Monthly Income under this Contract, provided that:

     (a) the first Monthly Income payment must be paid no later than one year after the date of death;

     (b) the period certain for the income plan is shorter than the designated beneficiary's life expectancy as determined by the Internal Revenue Service; and

     (c) the Earliest Income Date is less than one year after the date of death.

If the surviving Owner elects to receive Monthly Income under this Contract, the following will apply:

     (a) the Guaranteed Payment Floor will be the Joint Guaranteed Payment Floor determined as of the date of death of the first Owner;

     (b) no additional Purchase Payments will be accepted; and

     (c) there will be no further step-up of the Guaranteed Payment Floor.

Distribution Rules When Death Occurs On Or After Annuity Commencement Date

If the last Annuitant dies on or after the Annuity Commencement Date: Monthly Income will be paid as stated in the Monthly Income provision or, if chosen, the Death Benefit may be paid in a lump sum amount as described below.

The lump sum amount will be the greater of (a) and (b), where:

     (a) is the present value of the Guaranteed Payment Floor for the number of years remaining in the period certain; and

     (b) is the present value of the Annual Income Amount for the number of years remaining in the period certain.

Present value will be calculated at a rate of 1% above the Assumed Interest Rate at which the payments and Annuity Units were calculated. We will calculate the present value on the Valuation Day that we receive proof of death and all required forms at our Home Office.

When This Endorsement Is Effective

The effective date of this endorsement is the Contract Date.

General Provisions

For purposes of this endorsement:

     . A non-natural entity Owner must name an Annuitant and may name a Joint Annuitant.

     .   An individual Owner must also be an Annuitant.

     . If there are Joint Owners, one Owner must be designated as the primary Owner and Annuitant and the other Owner will be the Joint Owner and Joint Annuitant.

     . If there is only one Owner, that Owner may name his or her spouse as a Joint Owner and Joint Annuitant or Joint Annuitant only, at any time before the Annuity Commencement Date.

     . On the date that the Contract is assigned or sold, unless under an involuntary assignment affected by legal process, the Guaranteed Payment Floor will reduce to zero. The Guaranteed Payment Floor cannot then be increased.

For Genworth Life and Annuity Insurance Company,

/s/ Pamela S. Schutz
-------------------------
Pamela S. Schutz
President

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